UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):	October 3, 2012

Ralcorp Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation)	1-12619 (Commission File Number)	43-1766315 (IRS Employer Identification Number)

800 Market Street
St. Louis, Missouri 63101
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code	(314) 877-7000
____________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

    Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), entered into an agreement, dated as of October 3, 2012 (the “Agreement”) with Corvex Management LP and Keith A. Meister (collectively, the “Corvex Group”).

    The description of the terms of the Agreement included under Item 5.02 is incorporated by reference into this Item 1.01

Item 1.02	Termination of a Material Definitive Agreement.

    As previously disclosed, on August 30, 2012, Ralcorp entered into a $250 million Credit Agreement (the “Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent, and the lenders parties thereto regarding a $250 million term loan (the “Term Loan”).

    On September 27, 2012, Ralcorp agreed with Barclays Bank PLC and Goldman, Sachs & Co. (collectively, the “Investment Banks”), subject to certain conditions, to deliver 6,775,985 shares of common stock, par value $0.01 per share, of Post Holdings, Inc. (the “Exchange Shares”) retained by Ralcorp in connection with the separation of the Post cereals business on February 3, 2012 and to repay approximately $43.3 million in cash in full satisfaction of the Term Loan.  The Investment Banks or their affiliates are parties to the Credit Agreement.

    On September 28, 2012 and October 3, 2012, Ralcorp repaid such amount and delivered the Exchange Shares to the Investment Banks in full satisfaction of the Term Loan, resulting in the discharge of the Term Loan in full on October 3, 2012.

    Certain of the Investment Banks and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for Ralcorp and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation. Certain of the Investment Banks or their affiliates are agents and lenders under the Term Loan.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    Pursuant to the Agreement, the size of the existing board of directors of Ralcorp (the “Board”) will be increased from nine to ten members, and Keith A. Meister has been appointed to the Board to fill the resulting vacancy and to serve as a member of the Strategy and Financial Oversight Committee, effective October 3, 2012.

    The Agreement provides that Mr. Meister will be included in Ralcorp's slate of nominees for election as directors at its 2013 annual meeting of shareholders (the “2013 Meeting”).  The Agreement also provides, among other things, that, so long as Mr. Meister is a director, the Corvex Group will vote in favor of Ralcorp's slate of director nominees, will not support or participate in any “withhold the vote” or similar campaign, and will not present any proposals for consideration, or conduct any proxy solicitations for use, at any meeting of Ralcorp's shareholders.

    Mr. Meister will receive compensation as non-employee directors in accordance with Ralcorp's non-employee director compensation practices described under the caption “Director Compensation for the Fiscal Year Ended September 30, 2011” in its annual proxy statement filed with the Securities and Exchange Commission on January 13, 2012.

    The foregoing description is not complete and is qualified in its entirety by the full text of the Agreement, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

    There are no other related person transactions between Ralcorp and Mr. Meister or any of his immediate family members or the Corvex Group requiring disclosure under Item 404(a) of Regulation S-K.

7.01.	Regulation FD Disclosure.

    Ralcorp issued a press release on October 3, 2012 announcing the execution of the Agreement and the appointment of Mr. Meister to the Board.  A copy of the press release is attached to this report as Exhibit 99.2 and is incorporated by reference herein.

    The information contained in Item 7.01 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

    The exhibits to this Current Report on Form 8-K are listed in the exhibit index to this report, which index is incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ralcorp Holdings, Inc.
(Registrant)

Date: October 3, 2012	By: /s/ Scott Monette
Scott Monette
Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Agreement, dated as of October 3, 2012, by and among Corvex Management LP, Keith A. Meister and Ralcorp Holdings, Inc.

99.2	Press Release dated October 3, 2012